AGREEMENT OF SALE

     THIS AGREEMENT, entered into as of the 28th day of January, 1997, by and between WATERTON ASSOCIATES, LLC, a limited liability company ("Purchaser") and COURTYARDS OF KENDALL LIMITED PARTNERSHIP, an Illinois Limited Partnership ("Seller").

                                  WITNESSETH:

     1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Eleven Million Three Hundred Thousand and No/100 Dollars ($11,300,000.00) ("Purchase Price"), that certain property in Miami, Dade County, Florida, more particularly described on Exhibit A attached hereto, which Property is known as Courtyards of Kendall Apartments, together with all fixtures, easements, permits, development rights, air rights, leases, construction warranties (if any), service and maintenance contracts and appurtenances thereto and improvements thereon (the "Real Property"). Included in the Purchase Price is all of the tangible personal property which is owned by Seller and is located at the Real Property, including without limitation, all of the personal property set forth on Exhibit B (the "Personal Property"), which shall be transferred to Purchaser at Closing (as hereinafter defined) by a Bill of Sale as hereinafter provided. The computer hardware and software are not included in this sale. The Real Property and the Personal Property are hereinafter collectively referred to as the "Property".

     2.   PURCHASE PRICE.  The Purchase Price shall be paid as follows:

          a. Upon the execution of this Agreement, the sum of $50,000.00 ("Earnest Money") to be held in escrow by the Escrow Agent (as that term is defined in the Escrow Agreement), by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

          b. On or before January 31, 1997 the sum of $100,000.00 as additional Earnest Money to be deposited in escrow by and in accordance with the Escrow Agreement (the Earnest Money and the additional Earnest Money shall henceforth collectively be referred to as the Earnest Money);

          c. On the Closing Date (as hereinafter defined), $11,300,000.00 (inclusive of all Earnest Money) adjusted in accordance with the prorations by federally wired "immediately available" funds delivered to the Title Insurer (as hereinafter defined) no later than 12:00 Noon Central Time on the Closing Date. If the funds are not received by 12:00 Noon Central Time, then, on the Closing Date, Purchaser shall pay Seller an amount equal to any additional mortgage per diem interest costs incurred by the Seller.

     3.   TITLE COMMITMENT AND SURVEY.

          a. Attached hereto as Exhibit D is a title commitment dated December 22, 1996 ("Title Commitment") for an owner's standard coverage title insurance policy ("Title Policy") issued by Chicago Title Insurance Company ("Title Insurer"). The owner's Title Policy issued at Closing will be in the
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amount of the Purchase Price subject only to real estate taxes not yet due and payable and the special title exceptions set forth in Schedule B-Section 2, Numbers 2f and 5 through 11 inclusive of the Title Commitment. All of the above are herein referred to as the "Permitted Exceptions". Seller agrees that on or prior to the Closing, it shall have complied with all of the requirements of the Seller in the Title Commitment in order to enable the Title Insurer to delete those requirements from the Owner's Title Policy. On the Closing Date, Seller shall cause the Title Insurer to issue the Title Policy or a "marked up" commitment in conformity with the Title Commitment and a simultaneous issue of a mortgage title policy for an additional premium of $200.00. Purchaser shall pay the costs of the Title Policy, including "extended coverage" and any special endorsements which Purchaser requires. The title insurance premiums shall not exceed the minimum promulgated rate established for the Title Insurer under Florida law.

          b. Purchaser acknowledges receipt of a survey ("Survey") of the Property prepared by C.C.L. Consultants, Inc. revised as of April 23, 1996 and Purchaser approves all of the matters set forth on the Survey. If Purchaser requires an updated Survey, Purchaser shall order same within ten (10) days after the execution of this Agreement. Purchaser shall confirm the cost thereof prior to ordering same. Purchaser and Seller shall equally share the cost of the updated Survey. However, if Purchaser requires any additional survey work, Purchaser shall pay for the cost of such additional work. If the updated Survey discloses matters which are not reflected on the original Survey and such matters are encroachments over utility easements or setback lines or violations of front, rear or sideyard setbacks or are otherwise material ("Survey Defects"), then Purchaser can elect to terminate this Agreement upon notice delivered to Seller by Purchaser within five (5) days after Purchaser's receipt of the updated Survey. If Purchaser fails to make the election within the aforesaid five (5) days, then it shall be conclusively presumed that Purchaser has elected to take title to the Property subject to the Survey Defects. If Purchaser elects to terminate this Agreement pursuant to this Paragraph, then the Earnest Money plus all accrued interest shall be delivered to Purchaser.

     4. CONDITION OF TITLE/CONVEYANCE. At Closing, Seller agrees to convey fee simple title to the Property by Special Warranty Deed ("Deed") and by those other documents set forth in Paragraph b herein subject only to the Permitted Exceptions. If Seller is unable to convey title to the Property subject only to the Permitted Exceptions because of the existence of an additional title exception ("Unpermitted Exception"), then Purchaser can elect to take title to the Property subject to the Unpermitted Exception or terminate this Agreement. If Purchaser elects to terminate this Agreement, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser. Notwithstanding the foregoing, Seller shall be obligated to satisfy mortgages, real estate taxes and assessments (subject to Paragraph a) and judgments against Seller and satisfy or obtain a title indemnity over other liens (collectively, the "Liens") secured by or affecting the Property which can be satisifed by payment of liquidated amounts which Liens shall not be reflected on the Title Policy. As of the Closing, if there are any Liens or any other encumbrances which Seller must pay or discharge in order to convey to Purchaser such title as herein provided to be conveyed, Seller may use a portion of the Purchase Price to satisfy the same.
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     5.   PAYMENT OF CLOSING COSTS.  Seller shall pay the costs of the documentary stamps and surtax imposed with reference to the Deed. Purchaser and Seller shall equally share the recording costs. Purchaser shall pay all costs with reference to any loan Purchaser obtains, including recording costs and any intangible tax and documentary stamps with reference to any mortgage.

     6.   DAMAGE, CASUALTY AND CONDEMNATION.

          a. If the Property suffers damage as a result of any casualty prior to the Closing Date and can be repaired or restored in the case of real property for $200,000 or less, or in the case of Personal Property, for $10,000 or less, then Seller shall commence the repair or restoration in an expeditious manner, in which event the Closing Date will be extended until such date as may reasonably be required to complete the repair or restoration. Seller shall retain all insurance proceeds. If the cost of repair or restoration exceeds that amount, then either party may elect to terminate this Agreement by notice to the other party within fifteen (15) days after receipt of written notice of the casualty. If neither party elects to terminate, then Purchaser shall elect within five (5) days following the expiration of the aforesaid fifteen (15) day period to either (i) require Seller to repair and restore same, in which event the Closing Date will be extended until such date as may be reasonably required to complete the repair and restoration (but in no event shall the Closing be extended for more than sixty (60) days) or (ii) accept the Property in the damaged condition together with an assignment from Seller of the insurance proceeds and receive a credit at Closing in the amount of the deductible with respect to any such casualty. Notwithstanding anything to the contrary contained herein, in the event that Purchaser is obtaining financing with respect to the purchase of the Property and the commitment for such financing expires during any restoration of the Property by Seller, then Purchaser shall have the right, within five (5) days following the expiration of such commitment, to terminate this Agreement.

          b. If condemnation proceedings ("Proceedings") are instituted against the Property, then Purchaser can elect to either take the Property subject to the Proceedings and an assignment of Seller's interest in the Proceedings or terminate this Agreement. If Purchaser elects to terminate this Agreement, it shall be by notice to the Seller within five (5) days after Seller notifies Purchaser in writing of the Proceedings.

          c. If the Agreement is terminated pursuant to this Paragraph, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser.

     7.   AS-IS CONDITION.

          a. Purchaser acknowledges and agrees that it will be purchasing the Property based solely upon its inspection and investigations of the Property and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS" based upon the condition of the Property as of the date of this Agreement, subject to reasonable wear and tear and loss by fire or other casualty or condemnation from the date of this Agreement until the Closing Date. Without limiting the foregoing, Purchaser acknowledges that, except as
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may otherwise be specifically set forth elsewhere in this Agreement, neither
Seller nor its consultants, brokers or agents have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements, the existence or nonexistence of asbestos, lead in water, lead in paint, radon, underground or above ground storage tanks, petroleum, toxic waste or any Hazardous Materials or Hazardous Substances (as such terms are defined below), the tenants of the Property or the leases affecting the Property, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation that the Property complies with Title III of the Americans With Disabilities Act or any fire codes or building codes. Purchaser hereby releases Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and Purchaser hereby agrees not to assert any claims, for damage, loss, compensation, contribution, cost recovery or otherwise, against Seller, whether in tort, contract, or otherwise, relating directly or indirectly to the existence of asbestos or Hazardous Materials or Hazardous Substances on, or environmental conditions of, the Property, or arising under the Environmental Laws (as such term is hereinafter defined), or relating in any way to the quality of the indoor or outdoor environment at the Property. This release shall survive the Closing. As used herein, the term "Hazardous Materials" or "Hazardous Substances" means (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous materials," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 1101 et seq.; the Atomic Energy Act ("AEA"), 42 U.S.C. Section 2011 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601, et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C.
Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum,
(B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon,
(H) Polychlorinated Biphenyls (PCB's) and (I) ureaformaldehyde.

          b. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller from any liability with respect to such historical information.

     8. CLOSING. The closing ("Closing") of this transaction shall be on March 3, 1997 ("Closing Date"), at the office of the Title Insurer, at which time Seller shall deliver possession of the Property to Purchaser.

     9.   CLOSING DOCUMENTS.

          a. On the Closing Date, Purchaser shall deliver to Seller an executed closing statement, the balance of the Purchase Price, and such other documents as may be reasonably required in order to consummate the transaction as set forth in this Agreement.

          b. On the Closing Date, Seller shall deliver to Purchaser possession of the Property; the Deed (in the form of Exhibit E attached hereto) subject to the Permitted Exceptions and those Unpermitted Exceptions waived in writing by Purchaser; an inventory of the Personal Property and a Bill of Sale for the same (in the form of Exhibit F attached hereto); an executed closing statement; an executed assignment and assumption of all service contracts (in the form of Exhibit G attached hereto); an executed assignment and assumption of all leases and security deposits (in the form of Exhibit H attached hereto); updated rent roll; a notice to the tenants of the transfer of title and the assumption by Purchaser of the landlord's obligations under the leases and the obligation to refund the security deposits (in the form of Exhibit I attached hereto); a non-foreign affidavit (in the form of Exhibit J attached hereto); a No-Lien/GAP Affidavit in the form of Exhibit M attached hereto; and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     10. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT, INCLUDING ITS OBLIGATIONS TO MAKE ALL DEPOSITS ON OR BEFORE THE DATES PROVIDED FOR HEREIN. IF THE PURCHASER FAILS TO MAKE ITS DEPOSITS INTO THE ESCROW ON OR BEFORE THE DATE SUCH DEPOSIT IS DUE AS PROVIDED FOR HEREIN, OR IN THE EVENT OF ANY OTHER DEFAULT OF THE PURCHASER
UNDER THE PROVISIONS OF THIS AGREEMENT, THEN SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE
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THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES'
REASONABLE ESTIMATE OF SELLER'S DAMAGES.   NOTWITHSTANDING ANYTHING TO THE
CONTRARY CONTAINED HEREIN, EXCEPT FOR A DEFAULT OCCURRING ON THE CLOSING DATE (I.E. FAILURE TO DELIVER THE CASH DUE AT CLOSING OR THE OTHER DOCUMENTS
REQUIRED TO BE DELIVERED BY PURCHASER AT CLOSING), PURCHASER SHALL NOT BE
DEEMED TO BE IN DEFAULT HEREUNDER UNLESS SELLER SHALL HAVE GIVEN PURCHASER WRITTEN NOTICE OF THE ALLEGED DEFAULT AND SUCH DEFAULT SHALL NOT HAVE BEEN
CURED WITHIN FIVE (5) DAYS AFTER SUCH NOTICE IS RECEIVED BY PURCHASER.

     11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RIGHT TO RECOVER ACTUAL THIRD PARTY COSTS INCURRED IN CONDUCTING ITS INVESTIGATION DURING THE APPROVAL PERIOD AND IN OBTAINING FINANCING FOR THE ACQUISITION OF THE PROPERTY (INCLUDING, WITHOUT LIMITATION, PAYMENT OF APPLICATION AND/OR COMMITMENT FEES AND REASONABLE ATTORNEYS' FEES AND COSTS) IN AN AGGREGATE AMOUNT NOT TO EXCEED THE AMOUNT OF EARNEST MONEY THEN ON DEPOSIT WITH THE ESCROW AGENT AND THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL TERMINATE AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, IF THE SELLER'S DEFAULT IS ITS REFUSAL TO DELIVER THE DEED OR THE DOCUMENTS REQUIRED TO BE DELIVERED AT CLOSING BY SELLER, THEN PURCHASER SHALL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

     12.  a.   PRORATIONS.  Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid operating expenses relating only to assumed service contracts; real and personal property taxes; and other similar items shall be adjusted ratably as of 12:01 A.M. on the Closing Date ("Proration Date"), and credited or debited to the balance of the cash due at Closing. If the amount of any of the items to be prorated is not then ascertainable, the adjustment thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to Delinquent Rents referred to in b below. If special assessments have been levied against the Property for completed improvements, then the amount of any installments which are due prior to the Closing Date shall be paid by the Seller; and the amount of installments which are due after the Closing Date shall be paid by the Purchaser. All assessments for incomplete improvements shall be paid by Purchaser. Notwithstanding anything to the contrary contained herein, if any tenant of the Property has paid a security deposit prior to Closing and such security deposit has not been applied by the Seller pursuant to the lease with such tenant or has not been delivered to Purchaser, then, at Closing, Purchaser shall be entitled to a credit against the Purchase Price in the amount of any such security deposit.

          b. DELINQUENT RENTS. If, as of the Closing Date, any rent is in arrears ("Delinquent Rent") for the calendar month in which the Closing occurs, then Seller's prorata share of the first rent collected by Purchaser minus Seller's pro rata share of any third party out-of-pocket costs incurred by Purchaser in collection of same will be delivered to Seller for the Delinquent Rent. If Delinquent Rent is in arrears for a period prior to the calendar month in which the Closing occurs, then rents collected by Purchaser shall first be applied to current rent and then to Delinquent Rent. Purchaser shall deliver Seller's pro rata share within 10 days of Purchaser's receipt of that Delinquent Rent. At Closing, Seller shall deliver to Purchaser a list of all Delinquent Rent which is outstanding as of the Closing. This subparagraph of this Agreement shall survive the Closing and the delivery and recording of the Deed. Purchaser shall have no obligation to pursue collection of Delinquent Rent which is in arrears for more than thirty (30) days. In addition, Seller acknowledges and agrees that from and after the Closing Date, Seller shall have no right to independently institute proceedings against any of the tenants to collect any sums which are payable to Seller and which relate to the period prior to the Closing.

     13. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and shall be subject to the provisions of Paragraph.

     14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph . Seller hereby consents to an assignment to an entity whose general partner is an affiliate of or is controlled by Purchaser or the managing members of Purchaser, provided such assignment is effected prior to the expiration of the Approval Period.

     15. BROKER. The parties hereto acknowledge that Insignia Mortgage and Investment Company ("Broker") is the only real estate broker involved in this transaction. Purchaser has not paid and will not pay at any time before, at or after the Closing, any fee, commission or compensation whatsoever to any person whomsoever directly or indirectly on account of this Agreement, its negotiation, or the sale hereby contemplated. Seller agrees to pay Broker a commission or fee ("Fee") pursuant to a listing agreement between Seller and Broker. However, this Fee is due and payable only from the proceeds of the Purchase Price received by Seller. The foregoing does not apply to any fee which may be paid by Seller to any affiliate of Seller as a result of this transaction. Purchaser agrees to indemnify, defend and hold harmless the Seller and any partner, affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's partner, parent or affiliate (each of the above is individually referred to as a "Seller Indemnitee") from all claims, including attorneys' fees and costs incurred by a Seller Indemnitee as a result of anyone's claiming by or through Purchaser any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Purchaser does now and shall at all times consent to a Seller Indemnitee's selection of defense counsel. Seller agrees to indemnify, defend and hold harmless the Purchaser and all shareholders, employees, officers and directors of Purchaser or Purchaser's partners, parent or affiliate (each of the above is individually referred to as a "Purchaser Indemnitee") from all claims, including attorneys' fees and costs incurred by a Purchaser Indemnitee as a result of anyone's claiming by or through Seller any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Seller does now and shall at all times consent to a Purchaser Indemnitee's selection of defense counsel.

     16.  DOCUMENTS, INSPECTION OF PROPERTY AND APPROVAL PERIOD.

          a. Seller has delivered or shall deliver to Purchaser copies of "incident reports", if any, that are in Seller's possession and a history of reports for losses under Seller's insurance policy for the past three (3) years that are in Seller's possession and copies of the most recent available tax bills, rent rolls, insurance premiums, and service contracts (collectively the "Documents"). All of the Documents shall be subject to approval by Purchaser in its sole and absolute discretion by the close of business (5:00 P.M. Central Daylight Time) on January 31, 1997 ("Approval Period"). During the Approval Period, upon reasonable notice to the Seller, the Purchaser shall have the right to inspect and approve the condition of the Property including the interior of the apartments, during normal business hours. Purchaser, its engineers, architects, employees, contractors and agents shall maintain public liability insurance policies insuring against claims arising as a result of the inspections of the Property being conducted by Purchaser. Prior to commencing any tests, studies and investigations, Purchaser shall deliver to Seller a certificate of insurance evidencing the existence of the aforesaid policies and naming Seller as an additional insured. Purchaser agrees to indemnify, defend, protect and hold Seller harmless from any and all loss, costs, including attorneys' fees, liability or damages which Seller may incur or suffer as a result of Purchaser's conducting its inspection and investigation of the Property including the entry of Purchaser, its employees or agents and its lender onto the Property, including without limitation, liability for mechanics' lien claims.

          b. Purchaser agrees to defend and hold Seller harmless from any injuries, damages or claims of any nature whatsoever which Purchaser's servants, agents or employees may have as a result of Purchaser's inspection of the Property. Purchaser further agrees to restore any damage to the Property which may arise as a result of Purchaser's inspection of the Property.

          c. If Purchaser disapproves the Documents or the condition of the Property, it must be by a notice ("Notice of Disapproval") delivered to Seller and the Escrow Agent prior to the expiration of the Approval Period. Upon receipt of the Notice of Disapproval, the Earnest Money plus the interest accrued thereon shall be returned to the Purchaser. If Purchaser does not deliver a Notice of Disapproval, then it shall be conclusively presumed that Purchaser has approved the Documents and the condition of the Property and all Earnest Money plus the interest accrued thereon shall belong to Seller unless Seller is in default hereunder.

     17. SURVIVAL OF INDEMNITIES. Notwithstanding anything in this Agreement to the contrary, Purchaser's and Seller's obligations to indemnify, defend and hold each other harmless under various provisions of this Agreement shall forever survive the termination of this Agreement or the Closing and delivery and recording of the Deed.

     18.  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

          a. Any reference herein to Seller's knowledge, representation, warranty or notice of any matter or thing, shall only mean such knowledge or notice that has actually been received by Michael Becker, and any representation or warranty of the Seller is based upon those matters of which Michael Becker has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller or the individual partners or the general partner of Seller.

          b. Subject to the limitations set forth in subparagraph a above, Seller hereby makes the following representations, warranties and covenants, all of which (except for Seller's representation with respect to the Rent Roll) are made to the best of Seller's knowledge and which shall survive the Closing and delivery of the Deed for a period of ninety (90) days:

               i. The present use and occupancy of the Property conform with applicable building and zoning laws and Seller has received no written notice that any such laws, rules or regulations are being violated.

               ii. The rent roll ("Rent Roll") attached hereto as Exhibit K which will be updated as of the Closing Date is true and accurate. Except as reflected on the Rent Roll, no tenant has prepaid rent for more than the current month under its lease and no tenant is entitled to receive any rent abatement (not already taken) or other concessions (not yet given) in connection with its tenancy. The leases listed on the Rent Roll are the only leases affecting the Property. Except for any assignments that will be released on or prior to the Closing Date, Seller has not made any prior assignment of the leases (nor any of the rents and other income payable thereunder). No other third party has any legal or beneficial interest in such leases (and rents and other income). Except as set forth on the Rent Roll, all of the leases are in full force and effect and not in default. A list of the security deposits being held by Seller, with respect to the Property, is attached to the Rent Roll.

               iii. Except as set forth on Exhibit N attached hereto, Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property
 .
               iv. The Seller is an Illinois limited partnership in good standing.

               v. The execution and delivery of this Agreement and the completion of the transactions contemplated herein shall not constitute a default under any other agreements by which Seller is bound.

               vi. Seller has received no written notices of violation of any licenses or permits or of other applicable law which have not been cured.

               vii. Other than the leases described on the Rent Roll, and the service contracts (all of which are to be assumed by Purchaser as provided hereunder and are listed on Exhibit O attached hereto) and any Permitted Exceptions, there are no written agreements or instruments in force and effect that grant any person whomsoever or any entity whatsoever any right, title, interest or benefit in or to all or any part of the Property or any rights to acquire all or part of the Property which shall survive the Closing.
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          c.   Seller covenants that:

               i. The management, operation, leasing and maintenance of the Property, as presently conducted by the Seller, shall continue until the Closing Date.

               ii. Seller shall not apply any security deposit towards Delinquent Rent unless Seller is simultaneously terminating the lease or the tenant is otherwise terminating its lease.

     19. ENVIRONMENTAL REPORT. Attached to this Agreement as Exhibit L is a Phase I Environmental Site Assessment and Limited Asbestos Survey dated October 21, 1991 prepared by Law Associates, Inc. ("Environmental Report") of the Property, which Seller is delivering to Purchaser, at Purchaser's request. Seller makes no representation or warranty that the Environmental Report is accurate or complete. Purchaser hereby releases Seller from any liability whatsoever with respect to the Environmental Report, including, without limitation, the matters set forth in the Environmental Report or the accuracy and/or completeness of the Environmental Report.

     20. LIMITATION OF SELLER'S LIABILITY. No general or limited partner of Seller, nor any of its respective beneficiaries, shareholders, partners, officers, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

     21. ORGANIZATIONAL DOCUMENTS. At least ten (10) days prior to the Closing Date, Purchaser and Seller will provide the other party's attorney with copies of their organizational documents, including copies of their Partnership Agreements and authority documents.

     22.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

     23. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or by facsimile or made by United States registered or certified mail addressed as follows:

               TO SELLER:     c/o The Balcor Company
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois 60015
                              Attn:  Ilona Adams
          with copies to:     The Balcor Company
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois 60015
                              Attn:  James Mendelson
                              847/267-1600
                              847/317-4462 (FAX)

                              and

                              Morton M. Poznak
                              Schwartz & Freeman
                              Suite 1900
                              401 North Michigan Avenue
                              Chicago, Illinois  60611
                              312/222-0800
                              312/222-0818 (FAX)

            TO PURCHASER:     Waterton Associates, LLC
                              225 W. Washington Street
                              Suite 1850
                              Chicago, Illinois 60606
                              Attn: James M. Schwartz
                              312/553-5270
                              312/553-2205 (FAX)

          with a copy to:     Stephen F. Katz
                              Greenberg, Traurig
                              515 Las Olas
                              Fort Lauderdale, Florida 33301
                              954/768-8257
                              954/765-1477 (FAX)


subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the same day if sent by facsimile before the close of business, or the next day if sent by facsimile after the close of business, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier or by facsimile as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

     24. EXECUTION OF AGREEMENT AND ESCROW AGREEMENT. Purchaser will execute three (3) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

          a.   Earnest Money;
          b.   One (1) fully executed copy of this Agreement; and
          c. Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to the Purchaser and the Seller.

     25. GOVERNING LAW. The provision contained herein with reference to retention of the Earnest Money in the event of Purchaser's default shall be governed by the laws of the State of Illinois. The remaining provisions of this Agreement shall be governed by the laws of the State of Florida.

     26. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

     27. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     28. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

     29. RADON GAS. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date set forth above.


Executed by Purchaser on      PURCHASER:
January 28th, 1997.
                              WATERTON ASSOCIATES, LLC, a
                              limited liability company


                              By:   /s/ James M. Schwartz
                                   ------------------------------------


Executed by Seller on         SELLER:
January 30, 1997.
                              COURTYARDS OF KENDALL LIMITED
                              PARTNERSHIP, an Illinois limited partnership

                              By:  Balcor Partners-XV, an Illinois general
                                   partnership, its general partner

                              By:  RGF-Balcor Associates-II, an Illinois
                                   general partnership, a general partner

                              By:  The Balcor Company, a Delaware
                                   corporation, a general partner


                              By:   /s/ Jerry M. Ogle
                                   -------------------------------------
                                        Jerry M. Ogle
                                        Managing Director and Secretary

                                                       Courtyards of Kendall


Insignia Mortgage and Investment Company ("Broker") executes this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission ("Fee") due to it as a result of the transaction described in this Agreement is the amount as set forth in the listing agreement between Broker and Seller. Broker also acknowledges that payment of the aforesaid Fee is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Broker agrees to deliver a receipt to the Seller at the Closing for the Fee and a release stating that no other fees or commissions are due to Broker from Seller or Purchaser.


                              INSIGNIA MORTGAGE AND INVESTMENT
                              COMPANY


                              By:   /s/ Phillip A. Schechter
                                   -----------------------------------

                                   EXHIBITS


A    -    Legal
B    -    Personal Property
C    -    Escrow Agreement
D    -    Title Commitment
E    -    Deed
F    -    Bill of Sale
G    -    Assignment of Service Contracts
H    -    Assignment of Leases and Security Deposits
I    -    Notice to Tenants
J    -    Non-Foreign Affidavit
K    -    Rent Roll
L    -    Environmental Report
M    -    No-Lien/GAP Affidavit
N    -    Litigation
O    -    Service Contracts